Press Release

9 Meters Biopharma Announces Phase 3 Study of Vurolenatide
in Short Bowel Syndrome

•Study design incorporates two primary endpoints to evaluate the efficacy of vurolenatide in short bowel syndrome with or without parenteral support dependence
•Study design allows for the assessment of the entirety of the short bowel syndrome patient population
•US IRB approval secured; study to include up to 50 sites in North America and Europe and remains on track with study initiation as early as end-of-year

RALEIGH, NC / ACCESSWIRE / November 29, 2022/ 9 Meters Biopharma, Inc. (NASDAQ:NMTR), a clinical-stage company pioneering novel treatments for people with rare or debilitating digestive diseases, today announced the design of its Phase 3 clinical trial of vurolenatide for adults with short bowel syndrome (SBS). The study design follows the Company’s successful End-of-Phase 2 meeting and incorporates input received from the U.S. Food and Drug Administration (FDA).

Patrick H. Griffin, M.D., FACP, Chief Medical Officer at 9 Meters commented, “We are pleased to have our Phase 3 study design in place for vurolenatide for short bowel syndrome and look forward to study initiation. The study provides the opportunity to confirm previous clinical observations that vurolenatide treatment can reduce both parenteral support volume and total stool output volume, indicating improved absorption of fluid and nutrients, which is critical for these patients. These clinical effects, combined with the product’s safety and tolerability profile, if confirmed in Phase 3, are expected to contribute to improved overall quality of life for SBS patients.”

The Phase 3 study, called VIBRANT 2 (VurolenatIde for short Bowel syndrome Regardless of pArenteral support requiremeNT), is a randomized, double-blind, placebo-controlled, multicenter study evaluating the efficacy, safety, and tolerability of vurolenatide 50 mg administered subcutaneously every two weeks for 12 weeks in adults with SBS. This international clinical study is designed to enroll approximately 105 patients with SBS and will be conducted in up to 50 clinical investigative sites in North America and Europe. The study population will include both SBS patients who meet the current parenteral support (PS) dependence definition (PS required 3 or more times per week) and SBS patients who do not meet this PS requirement threshold (PS required fewer than 3 times per week).

Patients with SBS suffer from severe malabsorption due to the lack of sufficient intestinal surface which results directly in severe and often debilitating fluid and nutritional losses in the form of chronic, recurrent diarrhea. This study will not only assess the degree to which vurolenatide can reduce weekly PS volume requirements, but it will also, for the first time in a large ambulatory study, assess the impact of vurolenatide on malabsorptive diarrhea as measured directly by total stool output (TSO) volume.

To maximize the potential for vurolenatide to provide clinical benefit to the entire SBS population regardless of PS requirement, VIBRANT 2 incorporates two primary efficacy endpoints: 1) change from baseline in weekly PS volume which was the established primary

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efficacy outcome measure to support the approval of the GLP-2 agonist Gattex®(teduglutide) for treatment of SBS patients with a PS dependence; and 2) change from baseline in mean 24-hour TSO volume, which assesses TSO volume over the entire treatment period and incorporates specific FDA recommendations around the inclusion of nutrition and hydration parameters to help establish the clinical relevance of this novel endpoint.

Reduction in PS and TSO are both important clinical signs indicative of patients’ ability to absorb nutrients and fluids. It is planned that success on either primary efficacy endpoint can be the basis for a potential future New Drug Application (NDA) submission for vurolenatide. In addition, an interim analysis is planned specifically for the PS-dependent patient population. When 50% of patients with PS dependence reach week 12, the interim analysis will determine whether an additional 12 weeks (for a total of 24 weeks), which to date has been the regulatory predicate for GLP-2 agonists, will be required to assess the safety and efficacy.

All patients who complete the VIBRANT 2 double-blind treatment period will be eligible to enter an open-label extension study with the objective of assessing the long-term safety of vurolenatide for up to 12 months.

U.S. Institutional Review Board (IRB) approval has been secured, and study initiation is planned as early as the end of this year. Furthermore, several key features have been incorporated that we believe will optimize the ability to enroll the study, including utilizing a clinical research organization (CRO) with specific experience executing late-stage clinical studies in SBS; securing up to 50 clinical study sites globally; and giving investigators the ability to enroll all SBS patients, regardless of PS status.

“Finalizing the Phase 3 study design sets us on a path to study initiation and potential future registration of vurolenatide for short bowel syndrome,” said John Temperato, President and Chief Executive Officer. “If demonstrated in Phase 3 and approved, we believe vurolenatide will establish a new standard of care in SBS with a rapid onset of action, sustained response, and a convenient dosing regimen. Importantly, it has the potential to address the entire SBS population, serving patients in need of improved therapeutic options as well as helping the more than 50% of patients who do not meet the PS requirement threshold and are currently not served by existing therapeutics and late-stage development GLP-2 agonists.”

About Short Bowel Syndrome

SBS is a rare, debilitating disorder resulting from the loss of functional small intestine, due to intestinal resection from trauma, vascular events, malignancies, and chronic inflammatory bowel disease (IBD). SBS can have a significant impact on quality of life and life expectancy due to complications including diarrhea, dehydration, and malnutrition related to the intestine’s compromised ability to digest food and absorb nutrients, electrolytes, and water (Storch, KJ, 2014; Parrish, C., 2017). The main symptom of SBS is severe diarrhea which can lead to dehydration, malnutrition, and weight loss (National Institute of Diabetes and Digestive and Kidney Diseases). The only therapeutic currently available to treat SBS is a GLP-2 agonist, which is only indicated for patients dependent on parenteral support (IV administration of nutrition and fluids), representing less than half the patients with SBS.

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About Vurolenatide

Vurolenatide is an investigational drug in Phase 3 development for the treatment of adult patients with SBS regardless of the need for parenteral support. Vurolenatide is a proprietary long-acting injectable GLP-1 receptor agonist that utilizes proprietary XTEN® technology to extend its circulating half-life. GLP-1 is a hormone released from the intestine following a meal that slows the transit of food and fluid through the stomach and upper intestine; this normal physiological phenomenon is often referred to as the “ileal brake”. The normal GLP-1 response may be compromised in patients with SBS due to the removal or shortening of the portion of the intestine that secretes GLP-1. Vurolenatide is the first GLP-1 agonist being developed specifically for SBS and directly addresses the malabsorption of nutrients and fluids by replacing missing GLP-1.

About 9 Meters Biopharma

9 Meters Biopharma, Inc. is a clinical-stage company pioneering novel treatments for people with rare digestive diseases, GI conditions with unmet needs, and debilitating disorders in which the biology of the gut is a contributing factor. 9 Meters is developing vurolenatide, a proprietary long-acting GLP-1 agonist, for SBS, and several near clinical-stage assets including NM-136 for obesity disorders.

For more information please visit or follow 9 Meters on Twitter, LinkedIn and Facebook.

Forward-Looking Statements

This press release includes forward-looking statements based upon 9 Meters' current expectations. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions, anticipated milestones, and any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation: risks related to our ability to successfully implement our strategic plans, including reliance on our lead product candidate; uncertainties associated with the clinical development and regulatory approval of product candidates; uncertainties in obtaining successful clinical results for product candidates and unexpected costs that may result therefrom; risks related to the inability of 9 Meters to obtain sufficient additional capital to continue to advance these product candidates and its preclinical programs, including in light of current stock market conditions; risks related to the failure to realize any value from product candidates and preclinical programs being developed and anticipated to be developed in light of inherent risks and difficulties involved in successfully bringing product candidates to market; intellectual property risks; the impact of COVID-19 on our operations, enrollment in and timing of clinical trials; reliance on collaborators; reliance on research and development partners; and risks related to cybersecurity and data privacy. These and other risks and uncertainties are more fully described in periodic filings with the SEC, including the factors described in the section entitled "Risk Factors" in 9 Meters' Annual Report on Form 10-K for the year ended December 31, 2021, as amended or supplemented by our Quarterly Reports on Form 10-Q and in other filings that 9 Meters has made and future filings 9

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Meters will make with the SEC. You should not place undue reliance on these forward-looking statements, which are made only as of the date hereof or as of the dates indicated in the forward-looking statements. 9 Meters expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based.

Corporate Contact
Al Medwar
SVP, Investor Relations & Corporate Communications
9 Meters Biopharma, Inc.
investor-relations@9meters.com

Media Contact
Veronica Eames
LifeSci Communications, LLC
veames@lifescicomms.com
203-942-4626

Source: 9 Meters Biopharma, Inc.